Exhibit 3.7

ARTICLES OF ORGANIZATION

The undersigned, desiring to form a limited liability company, under Chapter 1705 of the Ohio Revised Code, do hereby state the following:

FIRST:                                                The name of said limited liability company shall be: ABI ORTHOTIC/PROSTHETIC LABORATORIES, LTD.

SECOND:                                 This limited liability company shall exist in perpetuity or until otherwise terminated by its members.

THIRD:                                            The Address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is:

930 Trailwood Drive

Youngstown, OH 44512

FOURTH:                                The purposes for which ABI ORTHOTIC/PROSTHETIC LABORATORIES, LTD. is formed are:

(A)                    To manufacture, design, construct, repair, fit, buy, sell, import, export, trade and otherwise deal in orthotic, prosthetic, pedorthic and mastectomy devices and apparatus, and all related parts, accessories and things used in connection with such devices and apparatus.

(B)                      To purchase, develop, manage, invest in, and otherwise deal in real property, within and outside the State of Ohio, subject to such laws and regulations governing licensing and other requirements pertinent thereto on its own account and for the accounts of others; and

(C)                      To engage in such other lawful acts or activities for which limited liability companies may be formed under Chapter 1705 of the Ohio Revised Code.

FIFTH:                                               The maximum number of ownership units which ABI ORTHOTIC/PROSTHETIC LABORATORIES, LTD. is authorized to have outstanding is 1,000, all of which shall be identical units, each of which shall represent the ownership of that percentage of the total units outstanding at any time as is the equivalent of the ratio in which one (1) is the numerator and the total units outstanding is the denominator.

IN WITNESS WHEREOF, we have hereunto subscribed our names, this 24th day of March, 1997.

/s/ William W. DeToro
William W. DeToro

/s/ Richard A. Riffle
Richard A. Riffle

/s/ Kevin E. Hawkins
Kevin E. Hawkins

/s/ Joseph W. Whiteside
Joseph W. Whiteside